BofI Holding, Inc. Announces Mandatory Conversion of 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock
Company Release - 08/31/2012 19:57

SAN DIEGO, CA -- (Marketwire) -- 08/31/12 -- BofI Holding, Inc. (NASDAQ: BOFI), parent company of BofI Federal Bank (the "Company"), announced today that it will exercise its right to mandatorily convert all outstanding shares of its 6.0% Series B Non-cumulative Perpetual Convertible Preferred Stock ("Preferred Stock") into Common Stock, par value $.01 per share ("Common Stock"), of the Company. The mandatory conversion date will be September 11, 2012 ("Mandatory Conversion Date").
On August 30, 2012, the trading price of the Common Stock closed at $23.52, marking the twentieth trading day in the previous 30 trading days that the Common Stock closed above $20.50, triggering the right of the Company to exercise its mandatory conversion right in accordance with the Certificate of Designations of the Preferred Stock.
On the Mandatory Conversion Date, holders of Preferred Stock will be entitled to receive 61.92 shares of Common Stock for each share of Preferred Stock converted, reflecting an approximate conversion price of $16.15 per share based on the initial issuance price of $1,000 per share of Preferred Stock. There are currently 20,132 shares of Preferred Stock outstanding, and a total of approximately 1,246,573 shares of Common Stock will be issued upon conversion of the Preferred Stock. Cash will be paid in lieu of fractional shares of Common Stock. The dividend that the Company paid on July 16, 2012 will be the final dividend declared on the Preferred Stock, and no dividend will be declared on the Preferred Stock for the interim period between June 30, 2012 and the Mandatory Conversion Date.
From and after the Mandatory Conversion Date, no shares of Preferred Stock will be deemed to be outstanding and all rights of the holders of the Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock and cash in lieu of any fractional shares of Common Stock, as described above.
The Common Stock issued as a result of this mandatory conversion will not decrease future diluted earnings per share because the share count used to calculate prior period diluted earnings per share already assumed the conversion.

About BofI Holding, Inc.
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide branchless bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.4 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market and is a component of the Russell 3000 Index. For additional information, visit www.bofiholding.com.

Contact:
BofI Holding, Inc.
Gregory Garrabrants
President & CEO
Tel: 858-350-6203
Email: greg.garrabrants@bofifederalbank.com

Investor Relations:
MZ Group
Mark McPartland
Senior Vice President
Phone: +1 212-301-7130
Email: markmcp@mzgroup.us
web: www.mz-ir.com

Source: BofI Holding, Inc.